Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of A.D.A.M., Inc. on Forms S-8 (File No. 333-07785, effective July 9, 1996, File No. 333-92403, effective December 9, 1999, File No. 333-65452, effective July 19, 2001, File No. 333-113848, effective March 23, 2004, File No. 333-140926, effective February 27, 2007, File No. 333-149358, effective February 22, 2008, and File No. 333-157594, effective February 27, 2009), and Forms S-3 (File No. 333-45294, effective September 15, 2000, and File No. 333-88540, effective June 3, 2002) of our report dated March 17, 2008 related to the consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Tauber & Balser, P.C.

Atlanta, Georgia

March 20, 2009